SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

VIROPHARMA INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[VIROPHARMA LOGO]

397 Eagleview Boulevard

Exton, Pennsylvania 19341

                    , 2004

Dear ViroPharma Stockholders:

On October 18, 2004, we made one of the most significant announcements in the history of our company. We announced that we had entered into an agreement to acquire all U.S. rights to an important and successful product, Vancocin® Pulvules®, used to combat two significant bacterial infections of the gastrointestinal tract. Specifically, through the agreement, ViroPharma acquired all rights in the U.S. to the Vancocin brand, including Vancocin Pulvules, the oral capsule formulation of Vancocin (vancomycin hydrochloride), from Eli Lilly and Company (“Lilly”) for an up front cash payment of $116 million plus varying royalty payments on annual net sales of Vancocin within pre-established thresholds through 2011. It is essential that you understand the significance of this product acquisition, the favorable impact that we expect the product should have on our company, and the importance of your vote.

To partially finance this acquisition, we completed a private placement of $62.5 million aggregate principal amount of 10% Senior Secured Bridge Notes due 2005 (the “Senior Notes”). We also issued to these investors Warrants to purchase 5,000,000 shares of our common stock (the “Warrants”). The Senior Notes and the Warrants will be automatically exchanged for our 6% Convertible Senior Secured Notes due 2009 (the “Senior Convertible Notes”) upon stockholder approval of the issuance of the Senior Convertible Notes. We are asking you to approve the issuance of up to $75 million in aggregate principal amount of Senior Convertible Notes and the terms and conditions thereof and of the Senior Convertible Notes Indenture, including the conversion of all such Senior Convertible Notes into the number of shares of common stock into which all of the Senior Convertible Notes are convertible from time to time, as well as the potential issuance of shares of common stock in connection with certain make-whole interest payments (the “Proposal”).

At the beginning of 2004, ViroPharma embarked on the difficult task of transforming itself into a pharmaceutical company focused on product development and commercialization, from its start as a company focused on discovery, research, and development. Our plan was to dramatically change the scope and direction of our company to:

•	focus on our core product opportunities: maribavir for the treatment of cytomegalovirus infections, our hepatitis C product candidates, and intranasal pleconaril for the treatment of the common cold;

•	focus our efforts in niche medical markets, namely diseases that are either treated in transplant centers or in hospitals, or treated by gastroenterologists (using our maribavir and our hepatitis C compounds as anchors for the development of those two franchises);

•	position ourselves toward positive cash flow from operations sooner; and

•	use our business development expertise to acquire a late-stage clinical or a marketed product that was undervalued or under-marketed by a larger company and would fit well with our franchise areas.

Our October agreement with Lilly to acquire the U.S. rights to Vancocin marked an important step toward realizing this transformation. That transaction closed on November 9, 2004, and we acquired all rights in the U.S. and its territories, to manufacture, market and sell Vancocin Pulvules, as well as rights to certain related Vancocin products. Lilly retains its rights to vancomycin outside of the United States and its territories.

Vancocin Pulvules is currently the only approved oral antibiotic used to treat antibiotic-associated pseudomembranous colitis, caused by an overgrowth of C. difficile in the colon (more generally, C. difficile-associated disease) and staphylococcal enterocolitis, an inflammation of the mucus membrane of the intestine caused by S. aureu. Lilly’s revenue from U.S. sales of Vancocin Pulvules was approximately $40 million in calendar year 2003 and approximately $42 million for the first nine months of 2004. Thus, we believe that 2004 sales of Vancocin Pulvules will significantly eclipse 2003 sales levels.

We anticipate that the Vancocin acquisition will enable ViroPharma to achieve positive cash flow from operations in 2006. Moreover, we believe that cash flows from Vancocin sales should allow ViroPharma, over the next several years, to fund substantially all of our ongoing development and operating costs.

As a NASDAQ-listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers (“NASD”). None of the Vancocin acquisition, the issuance of the Senior Notes and Warrants or the issuance of the Senior Convertible Notes requires stockholder approval under Delaware law, our certificate of incorporation or our bylaws. NASD Marketplace Rule 4350(i), however, requires stockholder approval prior to certain issuances of common stock or securities convertible into or exchangeable for common stock representing 20% or more of an issuer’s outstanding common stock. Because the Senior Convertible Notes could result in the issuance of 20% or more of our common stock, we are required to obtain stockholder approval prior to issuing the Senior Convertible Notes. For the reasons discussed in the attached proxy statement, we believe that it is in the best interests of our company and our stockholders that we issue the Senior Convertible Notes. Therefore, we are asking you to approve the Proposal.

If our stockholders approve the Proposal, then the Senior Notes and the Warrants will be automatically exchanged into the Senior Convertible Notes. The terms of the Senior Convertible Notes are described in the attached proxy statement.

If, however, our stockholders reject the Proposal, then the Senior Notes and the Warrants will remain outstanding. Interest on the Senior Notes is payable monthly at an annual rate of 10% until February 2005 and will increase by 2% each month thereafter until the maturity date of October 18, 2005. Additionally, if our stockholders reject the Proposal, the Warrants will become exercisable for 5,000,000 shares of our common stock at an initial exercise price of $0.01 per share and will remain exercisable until they expire on October 18, 2005. We will also undertake to file a registration statement related to the resale of the shares of our common stock issuable upon exercise of the Warrants.

The Proposal will be voted on at a special meeting of stockholders on                          , 200   at 10:00 a.m. local time at our principal executive offices located at 397 Eagleview Boulevard, Exton, Pennsylvania and must be approved by a majority of shares present in person or represented by proxy at the special meeting and entitled to vote. Only those stockholders who held shares of our common stock at the close of business on                          , 200   will be entitled to vote at the special meeting.

The Board of Directors has unanimously approved the Proposal, and recommends that you vote “FOR” the approval of the Proposal.

The matter to be considered at the special meeting is of great importance to our company and stockholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement, and, whether or not you plan to attend the special meeting, complete, date, sign and promptly return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope or vote electronically via the Internet or telephone by following the instructions provided on the proxy card or voting instruction card.

This proxy statement is dated                          , 200  , and is first being mailed to ViroPharma stockholders on or about                          , 200  .

On behalf of our Board of Directors, I thank you for your support and urge you to vote “FOR” approval of the Proposal.

Sincerely,

Michel de Rosen
Chief Executive Officer

VIROPHARMA INCORPORATED

397 Eagleview Boulevard

Exton, Pennsylvania 19341

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                          , 200

To Our Stockholders:

We will hold a special stockholders’ meeting on                          , 200   at 10:00 a.m., local time, at our principal executive offices located at 397 Eagleview Boulevard, Exton, Pennsylvania for the following purposes:

1.	To approve the issuance of up to $75 million in aggregate principal amount of our 6% Convertible Senior Secured Notes due 2009 (the “Senior Convertible Notes”) and the terms and conditions thereof and of the Senior Convertible Notes Indenture, including the conversion of all such Senior Convertible Notes into the number of shares of common stock into which all such Senior Convertible Notes are convertible from time to time and the potential issuance of shares of common stock in connection with certain make-whole interest payments.

2.	To transact any other business as may properly come before the special meeting or any adjournment of the special meeting.

Any action may be taken on these matters at the special meeting, or on the date to which the special meeting may be adjourned. Our board of directors has chosen                          , 200   as the record date for determining the stockholders who will be entitled to receive notice of our special meeting and to vote at that meeting and any adjournments of the meeting. We will maintain a complete list of our stockholders entitled to vote at the special meeting at our principal executive offices, located at 397 Eagleview Boulevard, Exton, Pennsylvania, for 10 days before the special meeting. If we have to adjourn the meeting, then we will take action on the items described above on the date to which the meeting is adjourned.

The proxy statement included with this notice discusses the proposal to be considered at the special meeting.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible so that we can count your vote. We have included a postage-prepaid envelope for your use, or you may follow the instructions on your proxy card for voting by Internet or by telephone. Submitting your instructions by any of these methods will not affect your right to attend the meeting and vote in person.

By order of the board of directors,

Thomas F. Doyle
Vice President, General Counsel and Secretary

                         , 200

Exton, Pennsylvania

VIROPHARMA INCORPORATED

397 Eagleview Boulevard

Exton, Pennsylvania 19341

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                              , 200

The enclosed proxy is solicited on behalf of our board of directors for use at the special meeting, or at any adjournment of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice. These proxy materials are being first sent to all stockholders entitled to vote at the special meeting on or about                              , 200  . The special meeting will be held on                              , 200   at 10:00 a.m., local time, at our principal executive offices located at 397 Eagleview Boulevard, Exton, Pennsylvania.

We include the following Questions and Answers about the Special Meeting to provide background information and brief answers to several questions that you may have about the special meeting and the proposal. However, you are urged to read this proxy statement in its entirety for additional details concerning the special meeting and a full description of the proposal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What is the purpose of the special meeting?

At the special meeting and any adjournment of the special meeting, stockholders will be asked to consider and vote upon the proposal to approve the issuance of up to $75 million in aggregate principal amount of our 6% Convertible Senior Secured Notes due 2009 (the “Senior Convertible Notes”) and the terms and conditions thereof and of the Senior Convertible Notes Indenture, including the conversion of all such Senior Convertible Notes into the number of shares of common stock into which all such Senior Convertible Notes are convertible from time to time and the potential issuance of shares of common stock in connection with certain make-whole interest payments.

We may also transact other business as may properly come before the special meeting or any adjournment of the special meeting.

Who is entitled to vote at the special meeting?

Only our stockholders of record at the close of business on                              , 200   are entitled to receive notice of our special meeting and to vote at the meeting and any adjournments of the meeting. At the close of business on                              , 200  ,                      shares of our common stock were outstanding and entitled to vote, and were held by approximately              stockholders of record. Each stockholder entitled to vote will have the right to one vote for each share of common stock outstanding in such stockholder’s name on the record date.

Who can attend the special meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Do I have to attend the special meeting in order to vote?

No. If you want to have your vote count at the meeting, but not actually attend the meeting in person, you may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, or by telephone or mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held through a broker, bank or other nominee, the voting instruction card included by your broker, bank or other nominee.

By Internet—You may submit your proxy via the Internet from any location in the world by following the “Vote by Internet” instructions on the proxy card.

By Telephone—You may submit your proxy from any location in the United States or Canada by following the “Vote by Telephone” instructions on the proxy card.

By Mail—

Proxy Cards

You may submit your proxy by mail by signing your proxy card and mailing it in the enclosed pre-addressed envelope. Proxy cards properly executed, duly returned to us and not revoked will be voted in accordance with the specifications made in the proxy card. If you sign and return your proxy card but have not made a selection, your shares will be voted “FOR” the proposal. If you sign and return your proxy card and mark “ABSTAIN”, your abstention will be considered as present and entitled to vote for purposes of determining the presence of a quorum, but will have the effect of a vote “AGAINST” the proposal. If any matter not described in this proxy statement is properly presented for action at the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote according to their best judgment, including the authority to vote to adjourn the special meeting to solicit additional proxies if necessary.

Voting Instruction Cards

You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. If you sign and return your voting instruction card to your broker, bank or other nominee and mark “ABSTAIN”, your abstention will be considered as present and entitled to vote for purposes of determining the presence of a quorum, but will have the effect of a vote “AGAINST” the proposal. If you sign and return your voting instruction card to your broker, bank or other nominee, but have not made a selection, your shares will be considered “broker non-votes” and will be considered as “present” for purposes of determining a quorum but will not be considered as entitled to vote with respect to the proposal and no vote will be cast.

What if my shares are held through a broker, bank or other nominee?

If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the special meeting, unless you request, complete and deliver a proxy from your broker, bank or other nominee. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

How many shares entitled to vote must be present to hold the special meeting?

A majority of the common stock outstanding and entitled to vote at the special meeting must be present in person or by proxy in order to hold the special meeting. This is called a “quorum”. At the close of business on                              , 200  ,                      shares of our common stock were outstanding and entitled to vote, therefore              would constitute a quorum. If a quorum is present, we will be able to conduct business at the special meeting.

Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” as well as broker non-votes are treated as being present at the meeting for purposes of establishing a quorum. If a quorum is not present in person or represented by proxy, it is expected that the special meeting will be adjourned to solicit additional proxies and voting instructions.

What vote is required to approve the proposal?

If a quorum is present at the special meeting, then the affirmative vote of a majority of shares present in person or represented by proxy at the special meeting and entitled to vote is required to approve the proposal. Any other matter submitted to our stockholders will require the same vote to approve such matter, unless a greater percentage is required either by law, our certificate of incorporation or our bylaws.

Can I change my vote after I return the proxy card or voting instruction card?

Yes. Any person giving a proxy in response to this solicitation has the power to revoke it at any time prior to the time that the proxy is voted at the special meeting. Proxies may be revoked by any of the following actions:

•	delivering a written notice to our Corporate Secretary at our principal executive offices (397 Eagleview Boulevard, Exton, Pennsylvania 19341) revoking your proxy;

•	delivering a new proxy bearing a later date to our Corporate Secretary;

•	delivering a later-dated proxy using the Internet voting procedures described on the enclosed proxy card;

•	delivering a later-dated proxy using the telephone voting procedures described on the enclosed proxy card; or

•	attending the special meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

If your shares are held in “street name” by your broker, bank or other nominee, you must submit new voting instructions to your broker, bank or other nominee.

Why are we seeking stockholder approval for this proposal?

In October 2004, we announced that we had entered into an agreement to acquire the rights to Vancocin® Pulvules®, the oral capsule formulation of Vancocin (vancomycin hydrochloride), in the United States and its territories from Eli Lilly and Company (“Lilly) for an up front cash payment of $116 million plus varying royalty payments on annual net sales of Vancocin within pre-established thresholds. This transaction closed on November 9, 2004. To finance a portion of the costs of the Vancocin acquisition, we completed a private placement in October 2004 of $62.5 million aggregate principal amount of our 10% Senior Secured Bridge Notes due 2005 (the “Senior Notes”). We also issued to these investors Warrants to purchase 5,000,000 shares of our common stock at an initial exercise price of $0.01 per share (the “Warrants”). The Senior Notes and the Warrants will be automatically exchanged for $62.5 million aggregate principal amount of our Senior Convertible Notes if our stockholders approve the issuance of the Senior Convertible Notes. In addition, if our stockholders approve the proposal, then the investors in the private placement (or their permitted assigns) will have a thirty day option to purchase up to $12.5 million aggregate principal amount of additional Senior Convertible Notes on the same terms and conditions as the Senior Convertible Notes to be issued in exchange for the Senior Notes and the Warrants.

As a NASDAQ-listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers (the “NASD”). Marketplace Rule 4350(i) requires us to obtain stockholder approval prior to certain issuances of our common stock or securities convertible into or exchangeable for our common stock representing 20% or more of our outstanding common stock. The number of shares of common stock issuable upon conversion of the Senior Convertible Notes and in connection with certain make-whole interest payments could result in the issuance of 20% or more of our common stock. Therefore, although none of the Vancocin acquisition, the issuance of the Senior Notes and Warrants, the issuance of the Senior Convertible Notes requires stockholder approval under Delaware law, our certificate of incorporation or our bylaws, we are required to obtain stockholder approval prior to issuing the Senior Convertible Notes and potential making certain make-whole interest payments under Marketplace Rule 4350(i).

What are the material terms of the Senior Convertible Notes?

The Senior Convertible Notes generally become due and payable upon the earlier of October 18, 2009 and the occurrence of an event of default under such notes. Interest is payable at a rate of 6% per year on each April 15th and October 15th, beginning April 15, 2005.

Subject to certain limitations, the Senior Convertible Notes will be convertible into shares of our common stock at the option of the holder at any time prior to maturity at an initial conversion rate of one share of common stock for each $2.50 in principal amount of the Senior Convertible Notes, subject to adjustment upon certain events. We may, subject to certain conditions, elect to convert automatically in any calendar quarter up to 25% of the principal amount of the Senior Convertible Notes issued into shares of our common stock if the daily volume weighted average price of our common stock exceeds an initial threshold price of $3.75 for 20 trading days during any 30 trading day period, ending within 5 days of the notice of automatic conversion.

If any holder voluntarily converts any Senior Convertible Notes, or if we effect an auto-conversion of any Senior Convertible Notes, prior to October 18, 2007, then we will make an additional payment on the principal amount converted equal to three full years of interest, less any interest actually paid or provided for prior to the conversion date. If we effect an auto-conversion, we may, if certain conditions are satisfied, make the additional payment with shares of our common stock.

The Senior Convertible Notes will be secured by a first lien on our vancomycin related assets and will rank senior in right of payment to our existing and future subordinated indebtedness. The Senior Convertible Notes will be equal in right of payment to any existing and future unsubordinated indebtedness.

The above description summarizes the material terms of the Senior Convertible Notes. You are urged to read carefully the form of Senior Convertible Note (attached to the Senior Convertible Notes Indenture) and the Senior Convertible Notes

Indenture in their entireties, which were included as Exhibit 99.7 to our Current Report on Form 8 –K that we filed with the Securities and Exchange Commission (the “SEC”) on October 19, 2004.

What are the material terms of the Senior Notes and the Warrants?

The Senior Notes generally become due and payable upon the earlier of the occurrence of October 18, 2005 and an event of default under such notes. Interest on the Senior Notes is payable monthly at an annual rate of 10% until February 2005 and will increase by 2% each month thereafter until the maturity date of October 18, 2005, unless the Senior Notes and the Warrants have been exchanged for the Senior Convertible Notes.

The Senior Notes are secured by a first lien on our vancomycin related assets and rank senior in right of payment to our existing and future subordinated indebtedness. The Senior Notes will rank equal in right of payment to our other existing and future unsubordinated indebtedness.

As part of the private placement of the Senior Notes, we issued to the investors warrants to purchase 5,000,000 shares of our common stock at an initial exercise price of $0.01 per share. If the stockholders do not approve the proposal, then the Warrants will become, and remain, exercisable until the Warrants expire on October 18, 2005.

The above description summarizes the material terms of the Senior Notes and the Warrants. You are urged to read carefully the form of Senior Note (attached to the Senior Notes Indenture), the Senior Notes Indenture, and the form of Warrant in their entireties. The Senior Notes Indenture and the form of Warrant were included as Exhibit 99.6 and as Exhibit 99.8, respectively, to our Current Report on Form 8-K that we filed with the SEC on October 19, 2004.

What does our Board recommend?

Our board of directors has unanimously determined that the issuance of up to $75 million in aggregate principal amount of our Senior Convertible Notes and the terms and conditions thereof and of our Senior Convertible Notes Indenture, including the conversion of all such Senior Convertible Notes into the number of shares of our common stock into which all such Senior Convertible Notes are convertible from time to time and the potential issuance of shares of common stock in connection with certain make-whole interest payments, is in the best interests of our company and stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the proposal.

Our board of directors believes that approval of the proposal is in the best interests of our company and stockholders for the following reasons:

•	we will pay a lower interest rate on the Senior Convertible Notes than on the Senior Notes (6% vs. 10%);

•	the interest rate on the Senior Notes will increase by 2% each month following February 2005 and continuing until the maturity date of the Senior Notes, at which time the interest rate will be 24%;

•	the Senior Convertible Notes will not mature until October 18, 2009 whereas the Senior Notes mature on October 18, 2005;

•	assuming conversion of the Senior Convertible Notes, we believe that we will have more flexibility with respect to our future financing needs; and

•	if our stockholders do not approve the issuance of the Senior Convertible Notes, then we will be obligated to repay the Senior Notes by October 18, 2005 and the Warrants will become immediately exercisable for 5,000,000 shares at $0.01 per share.

There can be no assurance that we will have adequate financial resources to pay in full all outstanding obligations on the Senior Notes if they remain outstanding and become due in October 2005. If our stockholders do not approve the issuance of the Senior Convertible Notes, then we expect we would need to restructure or refinance the Senior Notes. We believe that we will be able to restructure or refinance the Senior Notes prior to their maturity date. However, there can be no assurance that we will be able to refinance or restructure the Senior Notes, or that the terms of any restructuring or refinancing would be more favorable to us and our stockholders than the terms of the Senior Convertible Notes. If we are unable to restructure, refinance or otherwise obtain the funds necessary to pay the Senior Notes in full if and when they become due, we will be in default under the Senior Notes. In the event of a default, the holders of the Senior Notes could, among other things, enforce their security interest and cause the sale of the vancomycin related assets. As a result, our operations would be significantly curtailed or we may not be able to continue as a going concern.

How will the proposal affect my ownership interest?

We currently have 26,732,217 shares of our common stock outstanding. If the proposal is approved and the full $75 million in Senior Convertible Notes (which assumes that the investors exercise their option to purchase an additional $12.5 million of Senior Convertible Notes) are fully converted into shares of our common stock at the initial conversion rate of one share of common stock for each $2.50 in principal amount of the Senior Convertible Notes, then an additional 30,000,000 shares of our common stock will be issued to the holders of the Senior Convertible Notes. These share amounts do not take into account the shares we may issue in payment of the make-whole interest payment relating to certain auto-conversions because the conversion rate is based upon our stock price at the time of conversion. For example, if the make-whole interest payment is $9,000,000, which represents 2 years of interest on $75,000,000 of principal, and if the conversion price for the make-whole amount is $4.00 per share, then we could issue an additional 2,250,000 shares of common stock in lieu of making the make-whole interest payment in cash. If the proposal is not approved and the Warrants are exercised for an aggregate payment to us of $50,000 ($0.01 per Warrant), then an additional 5,000,000 shares of our common stock will be issued to the holders of the Warrants. In addition, if the proposal is not approved, the $62.5 million Senior Notes will remain outstanding and be due and payable in full on October 18, 2005.

What should I do now?

You should read this proxy statement carefully and promptly submit your proxy card in the enclosed pre-addressed envelope or promptly submit your voting instruction card to your broker, banker or other nominee or vote by telephone or Internet as provided on the proxy card to ensure that your vote is counted at the special meeting.

Will you incur solicitation fees?

We will pay for the entire cost of proxy solicitations in connection with the special meeting, including preparation, assembly, printing and mailing of solicitation materials. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others to forward these materials to the beneficial owners of our common stock. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials. Although solicitation of proxies will generally be made by mail, our directors, officers or employees, or if we request, our proxy solicitor, may also solicit proxies by telephone, facsimile, Internet or in person. We will not additionally compensate directors, officers or other employees for these services. Georgeson Shareholder Communications Inc. (“Georgeson”), our proxy solicitor, who has been retained to assist us in the solicitation of proxies, will be paid an aggregate of approximately $7,500 in compensation for its services and we will reimburse its out-of-pocket expenses. We have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with its engagement.

How can I get additional information about the company?

We will be happy to provide you (without charge) with a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2003 and any other documents incorporated by reference in this proxy statement. See the section titled “Incorporation of Documents by Reference,” which can be found near the end of this proxy statement. Please address your requests for such documents (either in writing or by telephone) to Investor Relations Department of ViroPharma Incorporated, 397 Eagleview Boulevard, Exton, Pennsylvania 19341, telephone number (610) 458-7300.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this proxy statement contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements include the statements in this proxy statement about:

•	our expectation that the Vancocin acquisition will enable us to achieve positive cash flow from operations in 2006;

•	our expectation that Vancocin will generate significant cash flows, and should allow us to substantially fund all of our ongoing development and operating costs over the next several years; and

•	our belief that we would likely be able to restructure or refinance the Senior Notes prior to their maturity date if our stockholders do not approve the issuance of the Senior Convertible Note.

Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. We may not have sufficient resources to execute our plans, and our actual revenues and expenses over the period described in this report may vary depending on a variety of factors, including: the cost of retiring or refinancing the Senior Notes if our stockholders do not approve the issuance of the new Senior Convertible Notes in exchange for the Senior Notes and the Warrants; sales of Vancocin may fall materially below the historical sales generated by the product; the cost of acquiring additional new product opportunities as a result of business development efforts; the actual cost of conducting clinical trials; the outcome of our current clinical trials programs, and our resulting right to receive or obligation to pay milestone payments under collaborations relating to those programs; and the costs associated with ongoing litigation.

The commercial sale of approved pharmaceutical products, and conducting clinical trials for investigational pharmaceutical products, are subject to risks and uncertainties. There can be no assurance that future Vancocin sales will meet or exceed the historical rate of sales for the product, planned clinical trials can be initiated, or that planned or ongoing clinical trials can be successfully concluded or concluded in accordance with our anticipated schedule. We may need additional financing in order to acquire new products in connection with our plans as described in this report. Our outstanding indebtedness may make it more difficult for us to raise additional financing and we may not be able to service our debt obligations. In addition, in the future we may not be able to maintain our listing on the NASDAQ Stock Market.

These factors, and other factors set forth in the cautionary statements included in our report on Form 10-Q for the period ended September 30, 2004 filed with the SEC, could cause our actual results to differ materially from the results expressed in, or implied by, this proxy statement. There can be no assurance that any of the events or conditions described in the forward looking statements contained in this proxy statement will occur in the timeframe expected by us, or at all. The forward-looking statements contained in this proxy statement may become outdated over time. We do not assume any responsibility for updating any forward-looking statements.

PROPOSAL

APPROVAL OF THE ISSUANCE OF OUR 6% CONVERTIBLE SENIOR SECURED NOTES DUE 2009

At the special meeting, our stockholders will be asked to approve the issuance of up to $75 million in aggregate principal amount of our Senior Convertible Notes and the terms and conditions thereof and of the Senior Convertible Notes Indenture, including the conversion of all such Senior Convertible Notes into the number of shares of common stock into which all such Senior Convertible Notes are convertible from time to time and the potential issuance of shares of common stock in connection with certain make-whole interest payments.

Background

Acquisition of Vancocin

At the beginning of 2004, we embarked on the difficult task of transforming ourselves into a pharmaceutical company focused on product development and commercialization, from our start as a company focused on discovery, research, and development. Our plan was to change dramatically our scope and direction to:

•	focus on our core product opportunities: maribavir for the treatment of cytomegalovirus infections, our hepatitis C product candidates, and intranasal pleconaril for the treatment of the common cold;

•	focus our efforts in niche medical markets, namely diseases that are either treated in transplant centers or in hospitals, or treated by gastroenterologists (using our maribavir and our hepatitis C compounds as anchors for the development of those two franchises);

•	position ourselves toward positive cash flow from operations sooner; and

•	use our business development expertise to acquire a late-stage clinical or a marketed product that was undervalued or under-marketed by a larger company and would fit well with our franchise areas.

In October 2004, we took an important step toward realizing this transformation when we announced that we had entered into an agreement with Lilly to acquire the rights to Vancocin Pulvules, the oral capsule formulation of Vancocin, (vancomycin hydrochloride) as well as rights to certain related Vancocin products in the United States and its territories for an up front cash payment of $116 million plus varying royalty payments on annual net sales of Vancocin within pre-established thresholds through 2011. That transaction closed on November 9, 2004.

Vancocin Pulvules is currently the only approved oral antibiotic used to treat antibiotic-associated pseudomembranous colitis, caused by an overgrowth of C. difficile in the colon (more generally, C. difficile-associated disease) and staphylococcal enterocolitis, an inflammation of the mucus membrane of the intestine caused by S. aureu.

Lilly’s revenue from U.S. sales of Vancocin Pulvules was approximately $40 million in calendar year 2003 approximately $42 million for the first nine months of 2004. Thus, we believe that 2004 sales of Vancocin Pulvules will significantly eclipse 2003 sales levels.

We anticipate that the Vancocin acquisition will enable us to achieve positive cash flow from operations in 2006. Moreover, we believe that cash flows from Vancocin sales should allow us, over the next several years, to fund substantially all of our ongoing development and operating costs. This Vancocin acquisition marks a major transformational event for us, transforming us into a commercial organization with cash flows to fund our pipeline development.

Financial Information

Special purpose statements of product contribution (the “Vancocin Financial Statements”), indicating the revenues of all formulations of Vancocin from sales in the United States and its territories and the expenses, including certain allocated expenses, directly associated with producing such revenues for the years ended December 31, 2003, 2002 and 2001 (audited), and the nine months ended September 30, 2004 and 2003 (unaudited), were filed with the SEC in a Current Report on Form 8-K/A dated November 24, 2004. Unaudited pro forma combined financial statements, including a pro forma condensed consolidated balance sheet as of September 30, 2004 and pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and for the nine month period ended September 30, 2004 are also included in the November 24, 2004 8-K/A filing. Such unaudited pro forma combined financial statements are presented as if we had been operating with the Vancocin assets. The pro forma data is for informational purposes only and may not necessarily reflect future results of operations and financial position or what the results of operations or financial position would have been had we been operating with the Vancocin assets for the specified periods. The unaudited pro forma combined financial statements should be read in conjunction with our audited consolidated financial statements and the accompanying notes included in our 2003 Annual Report on Form 10-K and our unaudited interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

Historically, financial statements were not prepared for Vancocin, as Lilly did not maintain the Vancocin product line as a separate business unit. Accordingly, it is impracticable to provide full audited financial statements for the Vancocin product line, including balance sheets and statements of cash flows, or other information regarding operating, investing and financing cash flows. The Vancocin Financial Statements have been developed from Lilly’s historical accounting records and represent the revenues of all formulations of Vancocin from sales in the United States and its territories and the expenses, including certain allocated expenses, directly associated with producing those revenues. The Vancocin Financial Statements do not purport to represent all the costs, expenses and results associated with a stand alone, separate entity. For example, corporate overhead, interest and taxes are not included, as they are not considered direct costs of Vancocin. No research and development and sales and marketing costs were incurred that were directly related to Vancocin revenues for the periods presented.

All of the estimates in the Vancocin Financial Statements, as described in Note 2 to the Vancocin Financial Statements, are based on the assumptions that Lilly’s management believes are reasonable. However, these estimates are not necessarily indicative of the net sales and costs that would have resulted if the Vancocin product line had been operated as a separate entity.

The firm of KPMG LLP, our independent auditors, is expected to be present at the special meeting and will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.

Financing

To finance a portion of the costs of the Vancocin acquisition, we sold the Senior Notes to selected qualified institutional investors in a private placement under Regulation D of the Securities Act of 1933. We also issued the Warrants to these investors. The proceeds of the private placement were deposited into a collateral account and the proceeds were released from the collateral account in connection with the closing of the Vancocin acquisition on November 9, 2004. The Senior Notes and the Warrants will be automatically exchanged into the Senior Convertible Notes upon stockholder approval of the issuance of such Senior Convertible Notes. The Senior Notes and the Warrants will no longer be outstanding after the exchange occurs. Interest on the Senior Notes is payable monthly at an annual rate of 10% until February 2005 and will increase by 2% each month thereafter until the maturity date of October 18, 2005, unless the Senior Notes have been exchanged for the Senior Convertible Notes. One full year of interest on the Senior Notes was also placed into the collateral account and will be released as interest payments under the Senior Notes become due.

We considered the following information in establishing the terms and conditions of the financing:

•	term sheets from alternative financing sources;

•	the general financing environment;

•	the advice of our financial advisors;

•	comparable transactions within our industry;

•	the viability of other financing alternatives; and

•	the feedback received from discussions with potential investors.

The terms of the financing were ultimately determined through an arms-length negotiation between the parties.

Reasons for Seeking Stockholder Approval

Our common stock is traded on The NASDAQ National Market. Consequently, we are subject to the Marketplace Rules of the NASD (the “Marketplace Rules”). Although none of the Vancocin acquisition, the issuance of the Senior Notes and the Warrants or the issuance of the Senior Convertible Notes requires stockholder approval under Delaware law, our certificate of incorporation or our bylaws, one of the Marketplace Rules does require stockholder approval of certain terms of the financing. The Marketplace Rule that requires stockholder approval in this circumstance is summarized as follows:

Marketplace Rule 4350(i)(1)(C) requires stockholder approval prior to the issuance of securities “in connection with the acquisition of the stock or assets of another company if . . . due to the present or potential issuance of common stock, or securities convertible into or exercisable for common stock: (a) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities”. Although the financing was consummated in order to finance a portion of the Vancocin acquisition, the securities purchased by the Senior Note and Warrant holders are not convertible into more than 19.9% of the outstanding shares of our common stock, nor can they represent more than 19.9% of our voting power. However, if the Senior Notes and Warrants are exchanged for the Senior Convertible Notes, the Senior Convertible Notes would be convertible into 20% or more of the outstanding shares of our common stock and they would represent 20% or more of our voting power. As a result, although the financing did not require stockholder approval, the issuance of the Senior Convertible Notes under the terms and conditions set forth in the Senior Convertible Notes Indenture in exchange for the Senior Notes and the Warrants, and any additional issuances of our common stock in connection with certain make-whole interest payments do require stockholder approval under this Marketplace Rule.

Our board of directors believes that it is in the best interests of our company and stockholders to issue the Senior Convertible Notes. Our board of directors believes that approval of the proposal is in the best interests of our company and stockholders for the following reasons:

•	we will pay a lower interest rate on the Senior Convertible Notes than on the Senior Notes (6% vs. 10%);

•	the interest rate on the Senior Notes will increase by 2% each month following February 2005 and continuing until the maturity date of the Senior Notes, at which time the interest rate will be 24%;

•	the Senior Convertible Notes will not mature until October 18, 2009 whereas the Senior Notes mature on October 18, 2005;

•	assuming conversion of the Senior Convertible Notes, we believe that we will have more flexibility with respect to future financing needs; and

•	if our stockholders do not approve the issuance of the Senior Convertible Notes, then we will be obligated to repay the Senior Notes by October 18, 2005 and the Warrants will become immediately exercisable for 5,000,000 shares of our common stock at $0.01 per share.

Effects of the Conversion of the Senior Convertible Notes

If the investors exercise their option to purchase $12.5 million aggregate principal amount of additional Senior Convertible Notes in addition to the $65 million of Senior Convertible Notes to be issued in exchange for the Senior Notes and if all of the Senior Convertible Notes are converted into shares of our common stock, then up to an aggregate of 30,000,000 shares of our common stock could be issued to the investors. This represents approximately 53% of our common stock on an as-converted basis. These share amounts do not take into account the shares we may issue in payment of the make-whole interest payment relating to certain auto-conversions because the conversion rate is based upon our stock price at the time of conversion. For example, if the make-whole interest payment is $9,000,000, which represents 2 years of interest on the full $75,000,000 of principal, and if the conversion price for the make-whole amount is $4.00 per share, then we could issue an additional 2,250,000 shares of common stock in lieu of making the make-whole interest payment in cash. The issuance of such shares upon conversion of the Senior Convertible Notes and our election to pay the make-whole interest payment in shares of our common stock will be dilutive to the outstanding shares of our common stock.

Effects if the Proposal is Not Adopted

In the event stockholders vote to not approve the proposal:

•	The Senior Notes will remain outstanding until their October 18, 2005 maturity date;

•	The Warrants will become immediately exercisable for 5,000,000 shares of our common stock at $0.01 per share and will remain exercisable until the Warrants expire on October 18, 2005;

•	We will continue to pay interest on the Senior Notes monthly at the rate of 10% until February 15, 2005;

•	The interest rate on the Senior Notes will increase by 2% each month following February 2005 and continue until the maturity date of the Senior Notes, at which time the interest rate will be 24%;

•	The Senior Notes will have to be repaid by October 18, 2005. We will either have to repay the balance due at that time from our cash reserves, or refinance the Senior Notes by that time; and

•	We will undertake to file a registration statement related to the resale of the Warrants and the shares of common stock issuable upon exercise of the Warrants.

There can be no assurance that we will have adequate financial resources to pay in full all outstanding obligations on the Senior Notes if they remain outstanding and become due in October 2005. If our stockholders do not approve the issuance of the Senior Convertible Notes, then we expect we would need to restructure or refinance the Senior Notes. We believe that we will be able to restructure or refinance the Senior Notes prior to their maturity date. However, there can be no assurance that we will be able to refinance or restructure the Senior Notes, or that the terms of any restructuring or refinancing would be more favorable to us and our stockholders than the terms of the Senior Convertible Notes. If we are unable to restructure, refinance or otherwise obtain the funds necessary to pay the Senior Notes in full if and when they become due, we will be in default under the Senior Notes. In the event of a default, the holders of the Senior Notes could, among other things, enforce their security interest and cause the sale of the vancomycin related assets. As a result, our operations would be significantly curtailed or we may not be able to continue as a going concern.

Board Recommendation

Our board of directors has unanimously approved the issuance of up to $75 million in aggregate principal amount of our Senior Convertible Notes and the terms and conditions thereof and of the Senior Convertible Notes Indenture, including the conversion of all such Senior Convertible Notes into the number of shares of common stock into which all such Senior Convertible Notes are convertible from time to time and the potential issuance of shares of common stock in connection with certain make-whole interest payments, and recommends that you vote “FOR” the approval of the proposal.

Terms of the Senior Convertible Notes

The following description summarizes the material terms of the Senior Convertible Notes. You are urged to read carefully the form of Senior Convertible Note (attached to the Senior Convertible Notes Indenture) and the Senior Convertible Notes Indenture in their entireties, which were included as Exhibit 99.7 to our Current Report on Form 8 –K that we filed with the SEC on October 19, 2004.

Principal, Maturity and Interest. If our stockholders approve the proposal, then $62.5 million in aggregate principal amount of the Senior Notes and the Warrants will be automatically exchanged for $62.5 million in aggregate principal amount of the Senior Convertible Notes. The Senior Convertible Notes mature upon the earlier to occur of October 18, 2009 or the occurrence of an event of default.

Interest on the notes accrues at the rate of 6% per year and is payable on each April 15th and October 15th, beginning April 15, 2005. However, if the Senior Convertible Notes are issued before June 30, 2005, and our common stock either (1) is not, at the time of issuance, listed on a United States national securities exchange or approved for quotation on The NASDAQ National Market, The NASDAQ SmallCap Market or any similar United States system of automated dissemination of quotations of securities or (2) ceases, at any time after such issuance and before June 30, 2005, to be so listed or approved for quotation, then interest will accrue on the outstanding principal amount of the Senior Convertible Notes at a rate per annum of 10% from and after such time until the earlier of (A) the date on which our common stock is so listed or approved for quotation and (B) June 30, 2005.

Investor Option. If the issuance of the Senior Convertible Notes is approved by our stockholders, then the purchasers of the Senior Notes and the Warrants (or their permitted assigns) will have a 30 day option to purchase up to $12.5 million aggregate principal amount of additional Senior Convertible Notes on the same terms and conditions as the Senior Convertible Notes to be issued in exchange for the Senior Notes and the Warrants.

Conversion. The Senior Convertible Notes are convertible at the option of the holder at any time prior to maturity at an initial conversion rate of one share for each $2.50 in principal amount of the Senior Convertible Notes, subject to adjustment upon certain events. The $2.50 conversion rate represented a premium of approximately 30% over the closing price of our common stock on the date that we and the investors agreed on the pricing of the Senior Convertible Notes.

Auto-Conversion. At any time prior to maturity, we may elect to automatically convert (an “Auto-Conversion”) in any calendar quarter up to 25% of the aggregate principal amount of the Senior Convertible Notes issued into shares of our common stock if the daily volume weighted average price of our common period exceeds 150% of the conversion rate then in effect (initially, $3.75, subject to adjustment upon certain events) for at least 20 trading days during any 30 trading day period, ending within 5 days of the notice of automatic conversion.

Until October 18, 2006, we may only effect an Auto-Conversion if either (1) a registration statement for the resale of the Senior Convertible Notes and the common stock into which the Senior Convertible Notes are converted (the “Senior Convertible Notes Registration Statement”) has been declared effective prior to such notice of Auto-Conversion and remains effective on such

Auto-Conversion date or (2) the shares issuable upon such Auto-Conversion may be freely transferable pursuant to Rule 144 under the Securities Act of 1933.

Additional Payment Upon Conversion During the First Three Years. If any holder voluntarily converts any Senior Convertible Notes or if we effect an Auto-Conversion of any Senior Convertible Notes prior to October 18, 2007, then we will make an additional payment on the principal amount converted equal to three full years of interest, less any interest actually paid or provided for prior to the conversion date. In the case of a voluntary conversion by a holder, we must make the additional payment in cash. If we effect an Auto-Conversion, we may pay this additional payment in cash or, at our option and if certain conditions are satisfied, in our common stock. If we elect to pay the additional payment in our common stock, then the stock will be valued at 90% of the simple average of the daily volume weighted average prices of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the Auto-Conversion date. The value of any shares issued in connection with this additional payment may be less than the market price of our common stock on the date we issued the Senior Notes.

Optional Redemption. We may redeem some or all of the Senior Convertible Notes at any time on or after October 18, 2007, at 100% of the principal amount of the Senior Convertible Notes to be redeemed, plus accrued and unpaid interest.

Repurchase at Holder’s Option Upon Certain Events. Upon a fundamental change, as defined below, each holder of Senior Convertible Notes may require us to repurchase all or part of such holder’s Senior Convertible Notes in cash according to the following redemption schedule:

Prior to October 18, 2005: 115% of par value

Prior to October 18, 2006: 110% of par value

Prior to October 18, 2007: 105% of par value

From and after October 18, 2007: 100% of par value

A “fundamental change” is

•	any transaction or event in connection with which all or substantially all of our common stock will be exchanged for, converted into, acquired for or constitute solely the right to receive, consideration, which consideration is not all or substantially all common stock listed on, or that will be listed on or immediately after the transaction or event on a United States national securities exchange; or approved for quotation on The NASDAQ National Market, The NASDAQ SmallCap Market or any similar United States system of automated dissemination of quotations of securities prices; or

•	at any time after June 30, 2005, our common stock is not listed for more than 60 continuous calendar days on a United States national securities exchange or approved for quotation on The NASDAQ National Market, The NASDAQ SmallCap Market or any similar United States system of automated dissemination of quotations of securities prices.

These fundamental change redemption rights could discourage a potential acquiror of us. However, this fundamental change redemption feature is not the result of our management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions.

We may be unable to redeem the Senior Convertible Notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered Senior Convertible Notes. In addition, in certain situations, a fundamental change could result in an event of default under our current forms of indebtedness. Any future credit agreements or other agreements relating to our indebtedness may contain similar provisions, or expressly prohibit the repurchase of the Senior Convertible Notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming Senior Convertible Notes, then we could seek the consent of our lenders to redeem the Senior Convertible Notes or could attempt to refinance this debt. If we were not able to obtain such a consent, then we could not purchase or redeem the Senior Convertible Notes. Our failure to redeem tendered Senior Convertible Notes would constitute an event of default under the Senior Convertible Notes Indenture, which might constitute a default under the terms of our other indebtedness.

Ranking. The Senior Convertible Notes will be secured obligations and will rank senior in right of payment to our existing and future subordinated indebtedness, including our outstanding indebtedness under our outstanding 6% Convertible Subordinated Notes due March 2007 (the “Existing Notes”). The Senior Convertible Notes will rank equal in right of payment to any existing and future unsubordinated debt. We are not prohibited from incurring additional indebtedness under the terms of the Senior Convertible Notes.

Security. The Senior Convertible Notes will be secured by a perfected, first-priority lien on our vancomycin related assets.

Anti-dilution Provisions. The conversion rate and any calculation of the simple average of the daily volume weighted average price of the common stock will be subject to customary adjustments upon certain transactions affecting our common stock.

Stock Issuance Restrictions. We are, subject to certain exceptions, restricted from issuing shares of common stock or securities convertible into common stock, whether as an original issuance or by an amendment to an existing security, at a per share price which is less than 110% of the conversion rate then in effect (initially, $2.75, subject to adjustment upon certain events). We are, however, permitted to issue up to a maximum of the sum of (1) 10 million shares of our common stock or securities convertible into our common stock plus (2) any shares issued as a result of the conversion of the Senior Convertible Notes at a per share price which is in excess of $2.75. These restrictions continue until the first of the following occurs:

•	the close of business on the first date during which any conversion of any Senior Convertible Note results in at least two-thirds of the aggregate principal amount of Senior Convertible Notes issued under the Senior Convertible Notes Indenture to have been converted into common stock;

•	45 days after the close of business on the 20th trading day during which the daily volume weighted average price of the common stock has exceeded 150% of the conversion rate then in effect during any 30 trading day period if the Senior Convertible Notes Registration Statement has been effective for each of the 20 trading days; or

•	180 days after the Senior Convertible Notes Registration Statement becomes effective.

Certain “Excluded Shares” are not governed by this anti-dilution provision. These “Excluded Shares” include, without limitation, the Senior Convertible Notes, shares of common stock issued upon exercise of the Warrants, certain shares of common stock issuable to Wyeth, common stock and options and other rights to purchase or acquire common stock granted to our directors, officers, employees, consultants or independent contractors pursuant to currently existing stock option and restricted stock plans, and shares of common stock issued upon conversion of the Existing Notes.

Events of Default. The repayment of the principal amount of the Senior Convertible Notes and all unpaid interest can be accelerated in the following events:

•	failure to pay any installment of interest, principal of or premium upon the Senior Convertible Notes as and when the same shall become due and payable;

•	breaches of covenants in the Senior Convertible Notes, the Senior Convertible Notes Indenture and certain related agreements;

•	failure to pay any installment of interest, principal of or premium upon, and other defaults under the Existing Notes;

•	defaults under any of our other indebtedness in excess of $25 million;

•	upon final judgments involving, in the aggregate, liability to us (to the extent not covered by independent third-party insurance) in excess of $25 million; or

•	upon a bankruptcy event.

Terms of the Senior Notes

The following description summarizes the material terms of the Senior Notes. You are urged to read carefully the form of Senior Note (attached to the Senior Notes Indenture) and the Senior Notes Indenture in their entireties, which were included as Exhibit 99.6 to our Current Report on Form 8-K that we filed with the SEC on October 19, 2004.

Principal, maturity and interest. We issued $62.5 million aggregate principal amount of Senior Notes. The Senior Notes mature on October 18, 2005.

Interest on the Senior Notes is payable monthly at an annual rate of 10% until February 2005 and will increase by 2% each month thereafter until the maturity date of October 18, 2005 at which time the interest rate will be 24%, unless the Senior Notes have been exchanged for the Senior Convertible Notes.

Use of proceeds. We used the proceeds of the Senior Notes financing to pay part of the $116 million up front payment made to Lilly at the closing of the Vancocin acquisition. Upon the closing of the Vancocin acquisition, the proceeds of the Senior

Notes offering were wired directly from a collateral account to Lilly (with the exception of the first year of interest which remains deposited in the collateral account for the benefit of the holders of the Senior Notes).

Stockholder vote. As soon as practicable following the closing of the Senior Note offering, we are obligated to use commercially reasonable efforts to call, give notice of, convene and hold a stockholders’ meeting seeking stockholder approval for the issuance of the Senior Convertible Notes.

Mandatory exchange upon stockholder approval. Upon stockholder approval of the proposal, the $62.5 million aggregate principal amount of the Senior Notes and Warrants to purchase 5,000,000 shares of our common stock will be deemed to have been automatically exchanged for $62.5 million aggregate principal amount of the Senior Convertible Notes.

Stockholder rejection. If our stockholders vote to not approve the issuance of the Senior Convertible Notes, then the Senior Notes will remain outstanding and must be repaid on October 18, 2005, unless we choose to earlier redeem, refinance or restructure the Senior Notes. After February 2005, the interest rate on the Senior Notes will increase from 10% by 2% each month thereafter as long as such notes are outstanding.

Redemption at our option upon stockholder rejection of the issuance of the Senior Convertible Notes. If our stockholders do not approve the issuance of the Senior Convertible Notes, then the Senior Notes will be redeemable, in whole or in part, at our option, at par plus any accrued and unpaid interest on not fewer than five days notice prior to the redemption date.

Ranking. The Senior Notes are secured obligations and rank senior in right of payment to our existing and future subordinated indebtedness, including our outstanding indebtedness under the Existing Notes. The Senior Notes rank equal in right of payment to any existing and future unsubordinated debt. For so long as the Senior Notes are outstanding, we are prohibited from incurring indebtedness in excess of $1 million in the aggregate which ranks in priority of payment senior to or on parity with the Senior Notes.

Security. The Senior Notes are secured by a first lien on the vancomycin related assets.

Stock Issuance Restrictions. We are, subject to certain exceptions, restricted from issuing shares of common stock or securities convertible into common stock, whether as an original issuance or by an amendment to an existing security, at a per share price which is less than 110% of the conversion rate then in effect under the Senior Convertible Notes Indenture (initially, $2.75, subject to adjustment upon certain events). We are, however, subject to certain exceptions, permitted to issue up to a maximum of than the sum of (1) 10 million shares of common stock or securities convertible into common stock plus (2) the total number of shares of common stock issued as a result of any exercise of the Warrants (subject to adjustment upon certain events). We will not be subject to these restrictions upon the consent of more than 50% of the then outstanding Senior Notes. Our issuance of the Excluded Shares are not governed by these restrictions. These restrictions continue until the first of the following occurs:

•	close of business on the date stockholders vote to not approve the proposal; or

•	45 days after the close of business on the 20th trading day during which the daily volume weighted average price of the common stock has exceeded 150% of the conversion rate then in effect under the Senior Convertible Notes Indenture during any 30 day trading period.

Events of Default. The repayment of the principal amount of the Senior Notes can be accelerated in the following events:

•	failure to pay any installment of interest, principal of or premium upon any of the Senior Notes as and when the same shall become due and payable;

•	breaches of covenants in Senior Notes, the Senior Notes Indenture and certain related agreements;

•	failure to pay any installment of interest, principal of or premium upon, and other defaults under the Existing Notes;

•	defaults under any of our other indebtedness in excess of $25 million;

•	upon final judgments involving, in the aggregate, liability to us (to the extent not covered by independent third-party insurance) in excess of $25 million; or

•	upon a bankruptcy event.

Terms of the Warrants

The following description summarizes the material terms of the Warrants. You are urged to read carefully the form of Warrant in its entirety, which was included as Exhibit 99.8 to our Current Report on Form 8-K that we filed with the SEC on October 19, 2004.

Number of Shares and Exercise Price. On October 18, 2004, we issued Warrants to purchase 5,000,000 shares of our common stock at an initial exercise price of $0.01 per share to the purchasers of the Senior Notes. The Warrants are attached to the Senior Notes and may only be transferred to a purchaser of the Senior Notes at a rate of 80 warrant shares for each $1,000 in principal amount of Senior Notes transferred. The Warrants will detach from the Senior Notes and become exercisable if our stockholders vote to not approve the proposal. Prior to such event, the Warrants will not be exercisable, except in the circumstance described in the next sentence. The Warrants are exercisable prior to the special meeting upon (and are not deemed exercised until the time immediately preceding) the consummation of any consolidation, merger, combination, statutory exchange or sale of all or substantially all of our assets announced by us in which the holders of our common stock receive stock, securities or other property or assets (including cash) with respect to or in exchange for the shares of our common stock held by them. This exercise feature is not the result of management’s knowledge of any specific effort to obtain control of us.

Termination. If our stockholders vote to approve the proposal, the Warrants will immediately and automatically terminate and be deemed to have been exchanged, together with the Senior Notes, for the Senior Convertible Notes.

Expiration. If our stockholders vote to not approve the proposal, the Warrants will become exercisable until they expire on October 18, 2005.

Adjustments in the Exercise Price. The exercise price and the number of shares issuable upon exercise of the Warrants will be subject to customary proportionate adjustments in the event of dividends paid in shares of our common stock and subdivisions and combinations of our common stock.

Other Agreements with the Investors

Registration Rights. In connection with the private placement of the Senior Notes and the Warrants, we entered into registration rights agreements with the investors. If the stockholders do not approve the proposal, then we will file a registration statement with the SEC within five business days after such stockholder vote, or, if our financial statements would be “stale” on such date, at the time of our next annual or quarterly report filing with the SEC, covering the resale of the Warrants and our common stock issuable upon exercise of the Warrants. If stockholders vote to approve the proposal, then we will file a registration statement with the SEC within five business days after such stockholder vote, or, if our financial statements would be “stale” on such date, at the time of our next annual or quarterly report filing with the SEC, covering the resale of the Senior Convertible Notes, common stock issuable upon conversion of the Senior Convertible Notes, and common stock issuable as a result of certain make-whole interest payments upon conversion within the first three years after the issuance of the Senior Convertible Notes.

We will be required to pay certain “registration delay payments” if these deadlines are not met or the registration statement is otherwise unavailable for the resale of the securities.

We are required to pay all expenses in connection with the registrations, other than selling expenses of the holders of securities being registered, which are to be paid by such holders. The agreements have customary cross-indemnification provisions between us and the holders of the securities to be registered.

Limitation on exercise. Two of the purchasers of the Senior Notes and the Warrants have agreed that their notes and warrants contain an additional limitation on their right to convert the Senior Convertible Notes. One of these holders may not convert its Senior Convertible Notes in excess of the principal amount of such Senior Convertible Notes upon the conversion of which the number of shares of common stock beneficially owned by such holder would be equal to or exceed 9.99% of the number of shares of our common stock then issued and outstanding after giving effect to such conversion and the other holder has established the above threshold at 4.99%.

Financial Advisor

Piper Jaffray & Co. served as our financial advisor in our negotiations with the investors to secure the financing to complete the Vancocin acquisition and as placement agent in the offering. For its advisory services, we paid customary fees to Piper Jaffray & Co. and will pay an additional customary fee to Piper Jaffray & Co. if the $12.5 million overallotment option is exercised in full. Piper Jaffray & Co. also advised us regarding the Vancocin acquisition and received a customary fee in connection with these services. We have had an investment banking relationship with Piper Jaffray & Co. since 1999. For the past two years, Piper Jaffray & Co. has held discussions with us regarding the capital markets, financing alternatives and strategic merger and acquisition alternatives. In 2004, we engaged Piper Jaffray & Co. as our advisor in connection with the terminated exchange offer for our Convertible Subordinated Notes due 2007. Other than those fees described above, no investment banking fees have been paid to Piper Jaffray & Co. in the past two years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 31, 2004, except as otherwise indicated in the relevant footnote, by (1) each person or group that we know beneficially owns more than 5% of our common stock, (2) each of our directors, (3) our Chief Executive Officer, and our four most highly compensated executive officers other than our Chief Executive Officer for the fiscal year ended December 31, 2003, collectively referred to in this proxy statement as the “named executive officers,” and (4) all current executive officers and directors as a group. Unless otherwise indicated, the address of each person identified below is c/o ViroPharma Incorporated, 397 Eagleview Boulevard, Exton, Pennsylvania 19341.

The percentages of beneficial ownership shown below are based on                  shares of common stock outstanding as of November 1, 2004, unless otherwise stated. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes those securities over which a person may exercise voting or investment power. In addition, shares of common stock which a person has the right to acquire upon the exercise of stock options and warrants within 60 days of the date of this table are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated in the footnotes to this table or as affected by applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

Beneficial Owner	Number of Shares of common stock Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Aventis Pharmaceuticals Inc. (1)	2,616,000	9.8%
Versant Capital Management LLC (2)	2,500,000	9.4
Directors and Executive Officers
Michel de Rosen (3)	732,400	*
Thomas F. Doyle (4)	216,181	*
Vincent J. Milano (5)	198,442	*
Frank Baldino, Jr. (6)	115,667	*
Robert J. Glaser (7)	78,860	*
Paul A. Brooke (8)	40,000	*
William D. Claypool (8)	15,000	*
Michael R. Dougherty (8)	10,000	*
Colin Broom	0	*
Joshua M. Tarnoff	0	*
All directors and executive officers as a group (10 persons)(9)	1,397,550	5.0%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	As reflected in a Form 4 dated January 16, 2004 filed on behalf of Aventis Pharmaceuticals Inc., a Delaware corporation (300 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807) (“API”), as well as on behalf of Aventis Holdings Inc., a Delaware corporation (3711 Kenneth Pike, Suite 200 Greenville, Delaware 19801) (“AHI”) which owns 100% of the equity of API, and Aventis Inc., a Pennsylvania corporation (300 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807) (“AI”), which owns 100% of the equity of AHI. API, AHI and AI are indirect subsidiaries of Aventis S.A., a French corporation headquartered in Strasbourg, France. Does not include any shares held by Sanofi-Synthelabo prior to the completion of the merger between Sanofi-Synthelabo and Aventis.

(2)	As reflected in a Schedule 13G dated November 1, 2004 filed on behalf of Versant Capital Management LLC (45 Rockefeller Plaza, Suite 2074, New York, New York 10111) (“Versant”), and Mr. Herriot Tabuteau (c/o Versant Capital Management LLC, 45 Rockefeller Plaza, Suite 2074, New York, New York 10111). Mr. Tabuteau is the managing member of Versant and so may be deemed to beneficially own such shares of our common stock. Mr. Tabuteau disclaims such beneficial ownership.

(3)	Includes 432,250 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table.

(4)	Includes 206,900 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table.

(5)	Includes 162,744 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table.

(6)	Includes 66,667 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table.

(7)	Includes 60,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table.

(8)	Represents shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table

(9)	Includes 984,561 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at: Judiciary Plaza Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. This website address is included in this document as an inactive textual reference only.

You may also obtain information about us, including copies of our SEC reports, through our website at http://www.viropharma.com. This website address is included in this document as an inactive textual reference only. Any documents, references, links or other materials of any kind contained or referred to on such website are not part of this proxy statement.

You should rely on the information contained in this proxy statement to vote on the proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in the proxy statement is accurate as of any date other than the date hereof, and the mailing of this proxy statement to our stockholders shall not create any implication to the contrary.

INCORPORATION OF DOCUMENTS BY REFERENCE

This proxy statement incorporates important business and financial information about us that is not included in or delivered with this proxy statement. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference, although not included in or delivered with this proxy statement, is considered to be part of this proxy statement, except as described below. We incorporate by reference the documents or designated portions of the documents listed below that have been previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 19, 2004;

•	Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on May 25, 2004;

•	Amendment No. 2 to our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on June 4, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 5, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 6, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed with the SEC on November 8, 2004;

•	Current Report on Form 8-K/A filed with the SEC on November 24, 2004;

•	Current Report on Form 8-K filed with the SEC on November 10, 2004;

•	Current Report on Form 8-K filed with the SEC on October 19, 2004; and

•	Current Report on Form 8-K filed with the SEC on October 18, 2004.

In addition, you may request a copy of these filings, at no cost, by writing or telephoning our Investor Relations Department at the following address:

ViroPharma Incorporated

397 Eagleview Boulevard

Exton, Pennsylvania 19341

(610) 458-7300

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and prior to the special meeting, shall be deemed incorporated by reference and be part of this proxy statement from their respective filing dates. Any statement contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superceded for the purpose of this proxy statement to the extent that a subsequent statement contained in this proxy statement or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supercedes the statement. Any statement so modified or superceded will not be deemed to be part of this proxy statement.

STOCKHOLDER PROPOSALS—FOR THE 2005 ANNUAL MEETING

We intend to mail next year’s proxy statement in connection with our annual meeting to our stockholders on or about April 1, 2005. Applicable law requires any stockholder proposal intended to be presented at our 2005 annual meeting of stockholders to be received by us at our office in Exton, Pennsylvania on or before December 15, 2004 in order to be considered for inclusion in our proxy statement and form of proxy for that annual meeting. SEC rules provide that if a proponent of a proposal fails to notify us at least 45 days prior to the month and day of mailing of the prior year’s proxy statement (or any date specified in an advance notice provision), then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to our 2005 annual meeting of stockholders, if we are not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in our proxy statement, by February 28, 2005, the management proxies will be allowed to use their discretionary authority.

OTHER MATTERS

Our board of directors does not intend to bring any other matters before the special meeting and has no reason to believe any other matters will be presented. If other matters properly do come before the meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as they deem appropriate.

Thomas F. Doyle
Vice President, General Counsel and Secretary

                             , 200

FORM OF PROXY CARD

VIROPHARMA INCORPORATED

Special Meeting of Stockholders –                              , 200

SOLICITED ON BEHALF OF THE COMPANY AND APPROVED

BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Michel de Rosen and Thomas F. Doyle, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to appear at the special meeting of Stockholders of ViroPharma Incorporated to be held on                              , 200   and at any adjournment thereof, and to vote all of the shares of ViroPharma Incorporated that the undersigned is entitled to vote, with all powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as follows:

ISSUANCE OF UP TO $75 MILLION IN AGGREGATE PRINCIPAL AMOUNT OF OUR 6% CONVERTIBLE SENIOR SECURED NOTES DUE 2009 (THE “SENIOR CONVERTIBLE NOTES”) AND THE TERMS AND CONDITIONS THEREOF AND OF THE SENIOR CONVERTIBLE NOTES INDENTURE, INCLUDING THE CONVERSION OF ALL SUCH SENIOR CONVERTIBLE NOTES INTO THE NUMBER OF SHARES OF COMMON STOCK INTO WHICH ALL SUCH SENIOR CONVERTIBLE NOTES ARE CONVERTIBLE FROM TIME TO TIME AND THE POTENTIAL ISSUANCE OF SHARES OF COMMON STOCK IN CONNECTION WITH CERTAIN MAKE-WHOLE INTEREST PAYMENTS:

FOR ☐	AGAINST ☐	ABSTAIN ☐

(Please date and sign on reverse side)

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(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

This proxy, when properly executed, will be voted as directed. If no directions to the contrary are indicated, the proxy agents intend to vote FOR the proposal on this proxy card.

A majority of the proxy agents present and acting in person, or by their substitutes (or if only one is present and acting, then that one) may exercise all the powers conferred hereby. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO ALL OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Receipt of the Notice of the Special Meeting and Proxy Statement relating thereto is hereby acknowledged.

Date: , 200

Signature(s)

Please sign your name exactly as it appears hereon, indicating any official position or representative capacity. If Shares are registered in more than one name, all owners must sign.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

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YOUR VOTE IS IMPORTANT

VOTE TODAY IN ONE OF THREE WAYS:

1.	VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at

[INSERT] on a touch-tone telephone

OR

2.	VOTE BY INTERNET:

Log-on to www.votestock.com

Enter your control number printed below

Vote your proxy by checking the appropriate boxes

Click on “Accept Vote”

OR

3.	VOTE BY MAIL: If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

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You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.